Silver Star Properties REIT, Inc. Announces a Management Change and Its Commitment to Its Self Storage Strategy

HOUSTON — November 2, 2023 — Silver Star Properties REIT, Inc. (the “Company”) today announced that Steven B. Treadwell provided notice of his resignation as Chief Executive Officer (“CEO”), effective as of October 27, 2023.

In response, the Executive Committee of the Board of Directors of the Company (the “Executive Committee”) has named David Wheeler, the Company’s current President, as the Interim CEO.

As part of its ongoing commitment to strengthening the Company’s long-term strategic objectives, the Executive Committee has initiated discussions with its search firm to re-engage with experienced and successful self storage executive candidates who were contenders before. Additionally, the Company will initiate further executive searches to add on experienced self storage operating support as it becomes advantageous and may augment its management team with support from Southern Star Self Storage Investment Company.

The Executive Committee remains steadfast in its mission to reposition the Company’s assets within the self storage asset class, leveraging the focused investment management expertise gained through the acquisition of Southern Star Self Storage Investment Company and over the last six months. Further, drawing upon the extensive expertise of the Executive Committee, the Company is strategically positioned to broaden its investment mandate as opportunities arise. Mr. Wheeler, who has played a pivotal role in leading the Company’s acquisition and disposition efforts, enjoys the full confidence of the Executive Committee to execute the Company’s strategy.

As a part of the Executive Committee’s strategy to enhance returns to shareholders, in addition to the Company’s move into self storage, it will seek to acquire other attractive assets as a result of its network of relationships, expected availability of capital, and ability to structure transactions creatively. Management believes that it will be able to identify substantial opportunities for future real estate investments from existing owners divesting of nonstrategic assets and sellers subject to maturing credit or requiring complex disposition structures.

The Company’s investment targets include self storage properties and other properties that may be acquired at discounts from replacement costs and that provide both a favorable current return on invested capital and the opportunity for significant cash flow growth through future increases in rental rates or significant turnaround opportunities. Integral to this investment strategy is the identification of specific markets and submarkets that management believes will experience significant increases in demand for self storage due to the impact of factors that management expects to have a positive effect on population and employment growth, including (i) local factors, such as political environments favorable to business, favorable tax structures, affordable housing and an attractive quality of life; (ii) demographic shifts in the United States, such as the relocation of businesses and the migration of people from the Northeast and the West Coast to Texas; and (iii) specific regional, national and global economic developments, such as an increase in demand for self storage in Texas and other markets driven in part from oil, gas and other natural resources in Texas.

Gerald Haddock, Executive Chairman of the Executive Committee, commented on David Wheeler’s extensive background stating, “We have seen Mr. Wheeler mature greatly as he has been given increased responsibility in the Company over the last year, and we believe that he is ready for this role. Mr. Wheeler’s wealth of real estate experience, coupled with his recent immersion in the self storage sector, uniquely position him to drive our strategic initiatives forward. Furthermore, the Company is actively pursuing additional support from select third-party advisors in the self storage industry to strengthen our position and ensure our success in this dynamic market.”

David Wheeler, President and Interim Chief Executive Officer, stated, “We are pleased to report that the Company has been successful in executing on over $152 million in property sales during 2023, which marks a significant milestone in our strategic plan. When all of the sales are completed, we expect to have approximately $370 million in available funds, assuming a loan-to-value ratio of 50%, for the Company’s investment strategy in real estate assets. We anticipate a close, collaborative partnership with the Executive Committee to effectively analyze and pursue opportunistic asset transactions within our commitment to enhancing shareholder value. This strategy, which complements the Executive Committee’s wealth of experience, positions the Company to concentrate on delivering increased shareholder returns by capitalizing on favorable opportunities. While the cost of capital may currently appear uncertain, we believe that the underlying factors tend to stabilize in the long term, as history has shown. The volatility observed today can largely be attributed to variations in perceived risk versus actual risk, which often creates opportunities for investment. In this context, the Executive Committee’s experience will prove to be invaluable, and we also recognize the importance of prudent timing in realizing capital gains.”

Contact:
Investor and Media Relations
investorrelations@silverstarreit.com
1-877-734-8876

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Forward-Looking Statements: This press release contains certain forward-looking statements. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and you should not place undue reliance on any such statements. Several important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.